Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement ("Settlement Agreement") is deemed made and entered into on the 8th day of May 2013 by and between Mendel (Menachem) Bluming ("Bluming") and IntelliCell Biosciences, Inc. ("IntelliCell").

RECITALS

A. Whereas, as consideration for receiving a bridge loan of $500,000 from Bluming, IntelliCell issued and delivered to Bluming a promissory note styled as "6% Subordinated Convertible Note" dated June 3, 2011 (the "Note"). The term of the Note ran from June 3, 2011 to March 31, 2012.

B. Whereas, on February 13, 2013, Bluming filed a Complaint against IntelliCell in the United States District Court for the Southern District of New York, styled Menachem Bluming v. IntelliCell Biosciences, Inc., Case No. 1:13-cv-00978-CM.

C. Whereas, IntelliCell filed an Answer on March 11, 2013.

D. Whereas, IntelliCell has requested Bluming to dismiss the Complaint without prejudice and to defer IntelliCell's repayment obligations under the Note in exchange for receiving a payment of $35,000 from Hanover Holdings I, LLC, a New York limited liability company (hereafter "Hanover"), under the terms of a Receivable Purchase Agreement, for attorneys' fees owed by IntelliCell to Bluming under the Note.

E. NOW THEREFORE, in consideration of the foregoing recitals (incorporated herein by reference), the mutually exchanged promises and other consideration set forth in this Settlement Agreement, the legal sufficiency of which is hereby acknowledged, and mutually intending to be bound, the Parties hereby contract and agree as follows:

TERMS AND CONDITIONS

1.            Hanover and IntelliCell Section 3(a)(10) Proceeding. As a condition of this Settlement Agreement, Hanover and IntelliCell have entered into an agreement for Hanover to purchase various debt obligations of, or claims against, IntelliCell and to file a civil action under Section 3(a)(10) of the Securities Act of 1933, as amended.

2.            Acknowledgements of IntelliCell. IntelliCell acknowledges and agrees that under the terms of the Note, it is indebted to and owes Bluming the following sums:

a)	Five Hundred Thousand Dollars ($500,000.00) in principal;

b)	A default rate of interest of nine percent (9%) under New York law, to be paid in cash, calculated from April 1, 2012, until the Note and all sums due thereunder are paid in full;

c)	Based on the default rate of interest, that IntelliCell owes Bluming from April 1, 2012 through March 31, 2013, interest under the Note in the amount of $45,000; and

d)	Reasonable attorneys' fees as set forth in Exhibit B – Invoices of the Receivable Purchase Agreement between Hanover and Blurring.

3.            Issuance of 4,070 shares to Bluming as Interest. IntelliCell and Bluming agree that IntelliCell over issued 4,070 shares of common stock to Bluming as an interest payment. (Bluming's counsel had demanded 28,409 shares, but IntelliCell issued a certificate for 32,479 shares). In consideration of Bluming's willingness to enter into this Settlement Agreement, IntelliCell agrees that Bluming shall retain the 4,070 shares of common stock and that said shares of stock shall be credited against interest due Bluming pursuant to the Note.

4.             Deferment of Note Obligation. Bluming agrees to not take any legal action against IntelliCell to collect the Note and enforce IntelliCell's payment obligations thereunder for a period of one year from the date of execution of this Settlement Agreement (the "deferment period"). In accordance with the deferment period, all amounts due under the Note shall become immediately due and payable by IntelliCell to Bluming one year from the date of execution of this Settlement Agreement.

5.           Hanover's Payment of $35,000 to Bluming. Under the terms of a Receivable Purchase Agreement between Hanover and Bluming, Hanover has agreed to pay Bluming the sum of Thirty-Five Thousand Dollars ($35,000.00) for some of the attorneys' fees owed by IntelliCell to Bluming under the Note. If the court does not approve the fairness of the exchange of debt for securities between Hanover and IntelliCell in the Section 3(a)(10) proceeding and/or if Hanover fails to pay Bluming the sum of $35,000 in accordance with the Receivable Purchase Agreement, the deferment period shall be deemed extinguished and Bluming shall have the right to immediately take legal action against IntelliCell to collect and enforce the Note and IntelliCell's payment obligations thereunder.

6.           Piggyback Registration Rights. IntelliCell hereby agrees to grant Bluming piggyback registration rights on all shares issued to Bluming and on the shares underlying the warrant certificate for 1,108,860 shares to coincide with any registration of any class of securities for IntelliCell or any of its securities holders.

7.            Option to Purchase Shares of Common Stock. IntelliCell hereby grants to Bluming the option to purchase Two Hundred Thirty-Three Thousand Three Hundred and Thirty-Three Shares (233,333) of common stock of IntelliCell at a price of fifteen cents ($0.15) per share. The grant date of this option shall be the date of execution of this Settlement Agreement, and the option shall be deemed fully vested and exercisable on the grant date. This option may be exercised in whole or in part at one time or from time to time. This option shall be exercised by giving notice to IntelliCell (or a brokerage firm designated or approved by IntelliCell), stating the number of shares of common stock which Bluming is exercising, accompanied by payment in full for such common stock at a price of $0.15 per share. Payment may be made, in whole or in part, by cash, check or wire transfer. This option shall expire five (5) years from the date of execution of this Settlement Agreement. This option may be assigned, sold, or transferred by Bluming, in whole or in part, to any person. This option shall survive the death of Bluming and shall inure to the benefit of his heirs, estate, executors, personal representatives, and trustees.

8.            Dismissal of Action. Upon (i) the execution by Hanover and Bluming of a Receivable Purchase Agreement, (ii) the execution of an agreement(s) between Hanover and IntelliCell, and (iii) written notice from counsel for Hanover to counsel for Bluming of a date certain that IntelliCell and Hanover shall file a civil action in court to undertake a Section 3(a)(10) court approval proceeding, Bluming and IntelliCell promptly shall file a Stipulation of Dismissal without Prejudice of Menachem Bluming v. IntelliCell Biosciences, Inc., Case No. 1:13-cv-00978-CM.

9.            Bankruptcy. Upon the filing of a Petition for Bankruptcy by or against IntelliCell, whether voluntary or involuntary, or upon the appointment of a receiver or Trustee for IntelliCell, the deferment period shall automatically be deemed canceled and Bluming immediately may enforce his rights under the Note.

10.          Governin Law. This Settlement Agreement shall be governed by and construed according to the laws of the State of New York, without regard to New York's conflict of law principles.

11.          Modifications. Except as otherwise provided in this Settlement Agreement, no subsequent alteration, amendment, modification, change or addition to this Settlement Agreement shall be binding upon either party unless in writing and signed by the party against whom enforcement of the alteration, amendment, modification, change or addition is sought.

12.         Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts such that each duplicate shall constitute one and the same Agreement. Signatures reproduced by facsimile transmission or in Portable Document Format (PDF) shall be treated as originals for all purposes applicable hereto.

IN WITNESS WHEREOF, this Settlement Agreement has been executed by the parties hereto as of the dates hereinafter written.

INTELLICELL BIOSCIENCES, INC.

By: Title:

Date: _______________________________

MENDEL BLUMING

By: Mendel Bluming
Date: May 8, 2013